Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 April 10, 2012

$ Capped Market Plus Notes due October 18, 2012 Linked to the Performance of the Australian Dollar Relative to the U.S. Dollar Global Medium-Term Notes, Series A

General

•                   Senior unsecured obligations of Barclays Bank PLC maturing October 18, 2012†.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about April 13, 2012†† (the “pricing date”) and are expected to issue on or about April 18, 2012†† (the “issue date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issue Size:	[•]
Issuer:	Barclays Bank PLC
Reference Asset:

The Australian dollar per U.S. dollar exchange rate (the “USDAUD exchange rate”), which will be determined by the Calculation Agent as 1 divided by AUDUSD, which appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4:00 p.m., London time.

Contingent Minimum Return:	4.25%
Maximum Return:	6.00% (resulting in maximum payment at maturity of $1,060.00 per $1,000 principal amount Note)
Payment at Maturity:

If the Reference Asset Return is greater than or equal to -7.50%, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the greater of (a) the Contingent Minimum Return and (b) the Reference Asset Return, subject to the Maximum Return on the Notes.  Accordingly, if the Reference Asset Return is greater than or equal to -7.50% , your payment per $1,000 principal amount Note would be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x the greater of (a) Contingent Minimum Return and (b) Reference Asset Return]

If the Reference Asset Return is less than -7.50%, you will receive at maturity a cash payment equal to the principal amount of your Notes plus the product of (i) 100% of your principal amount and (ii) the Reference Asset Return, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If the Reference Asset Return is less than -7.50%, your Notes will be fully exposed to any negative Reference Asset Return and you may lose some or all of your investment at maturity.

Reference Asset Return:	The performance of the reference asset from the Initial Rate to the Final Rate, calculated as follows: Initial Rate – Final Rate Initial Rate
Initial Rate:	[•], which is the USDAUD exchange rate on the pricing date, determined as described under “Reference Asset” above.
Final Rate:	The USDAUD exchange rate on the Final Valuation Date, determined as described under “Reference Asset” above.
Final Valuation Date:	October 15, 2012†
Maturity Date:	October 18, 2012†
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06738K3H2 / US06738K3H23

†

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

††	Expected. In the event we make any change to the expected pricing date and issue date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete.   Any representation to the contrary is a criminal offense.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of   %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume an Initial Rate of 0.9696.  The actual Initial Rate will be determined on the pricing date.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  These examples do not take into account any tax consequences from investing in the Notes.

Final Rate	Reference Asset Return	Payment at Maturity	Total Return on Notes
0.7272	25.00%	$1,060.00	6.00%
0.7757	20.00%	$1,060.00	6.00%
0.8726	10.00%	$1,060.00	6.00%
0.9211	5.00%	$1,050.00	5.00%
0.9454	2.50%	$1,042.50	4.25%
0.9696	0.00%	$1,042.50	4.25%
0.9890	-5.00%	$1,042.50	4.25%
1.0423	-7.50%	$1,042.50	4.25%
1.0666	-10.00%	$900.00	-10.00%
1.1635	-20.00%	$800.00	-20.00%
1.2605	-30.00%	$700.00	-30.00%
1.3574	-40.00%	$600.00	-40.00%
1.4544	-50.00%	$500.00	-50.00%
1.5514	-60.00%	$400.00	-60.00%
1.6483	-70.00%	$300.00	-70.00%
1.7453	-80.00%	$200.00	-80.00%
1.8422	-90.00%	$100.00	-90.00%
1.9392	-100.00%	$0.00	-100.00%

1  The Final Rate will be the USDAUD exchange rate on the final valuation date as described under “Reference Asset” in this free writing prospectus.

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The reference asset decreases from an Initial Rate of 0.9696 to a Final Rate of 0.9211, resulting in a Reference Asset Return of 5.00%.

Because the Reference Asset Return of 5.00% is greater than or equal to -7.50%, greater than the Contingent Minimum Return and less than the Maximum Return, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x 5.00%] = $1,050.00

Example 2: The reference asset decreases from an Initial Rate of 0.9696 to a Final Rate of 0.7757, resulting in a Reference Asset Return of 20.00%.

Because the Reference Asset Return of 20.00% greater than or equal to -7.50%, greater than the Contingent Minimum Return and greater than the Maximum Return, the investor receives a payment at maturity of $1,060.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Maximum Return]

$1,000 + [$1,000 x 6.00%] = $1,060.00

Example 3: The reference asset decreases from an Initial Rate of 0.9696 to a Final Rate of 0.9454, resulting in a Reference Asset Return of 2.50%.

Because the Reference Asset Return of 2.50% greater than or equal to -7.50% and less than the Contingent Minimum Return, the investor receives a payment at maturity of $1,042.50 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Contingent Minimum Return]

$1,000 + [$1,000 x 4.25%] = $1,042.50

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Example 4: The reference asset increases from an Initial Rate of 0.9696 to a Final Rate of 1.4544, resulting in a Reference Asset Return of -50.00%.

Because the Reference Asset Return of -50.00% is less than -7.50%, the investor receives a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -50.00%] = $500.00

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The payment at maturity, the final valuation date, the maturity date, and the determination of the USDAUD exchange rate, are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”; and

o                 For a description of further adjustments that may affect the reference asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

•                  Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative Reference Asset Return of up to -7.50%. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset.  If your Notes are so treated, you should generally recognize exchange gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss will generally be exchange gain or loss.  Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss.  If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss.  Because the term of your Notes will not exceed one year, such gain or loss  would generally be short-term capital gain or loss.  More specifically, a taxpayer may generally elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss.  We believe that it would be reasonable to take the position that the Notes should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Notes.   Short term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes.  You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Internal Revenue Code and (v) state that all transactions subject to the election are included on the statement.  Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met:  (i) only transactions entered into on or after the

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date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language:  “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”.  Your election may not be effective if you do not comply with the election and verification requirements.  You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds.  Under these regulations, a U.S. holder that recognizes a loss with respect to the Notes and that does not make the capital gain election described above will generally be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations.  For individuals and trusts, this loss threshold is $50,000 in any single taxable year.  For other types of taxpayers and other types of losses, the thresholds are higher.  In addition, it is possible that the Notes may not be eligible for the capital gain election described above, in which case any loss that you recognize in respect of the Notes could be subject to the reporting requirements even if you have made such election.  You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing short term contingent debt.  However, no statutory, judicial or administrative authority directly addresses how a short-term contingent debt instrument should be treated for U.S. federal income tax purposes.  Accordingly, you should consult your tax advisor about this potential alternative treatment of the Notes.  For a further discussion of some of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement.

It is also possible that the Internal Revenue Service could take the position that your Notes should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Notes.  Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

It is also possible that the Internal Revenue Service could treat the Notes as a short-term Australian dollar denominated debt instrument under the principles set forth in Revenue Ruling 2008-1 (the “Ruling”).  More specifically, the Ruling concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros).  We believe that under the principles of the Ruling the Notes are not equivalent to Australian dollar denominated debt, and that therefore the Notes are unlikely to be so treated, because (a) the Notes do not provide for accruals of interest, (b) the return on the Notes is subject to the Contingent Minimum Return and Maximum Return, (c) the return on the Notes does not decrease as the value of the Reference Asset decreases until the decrease exceeds 7.50 percent and thereafter the Notes decrease by $1 for each $1 decrease in the value of the Reference Asset that is in excess of the initial value of the Reference Asset (i.e., the Notes feature a “trigger”), and (d) the principal of the Notes is not protected in Australian dollars.  We therefore think the better view is that the Ruling does not apply to the Notes.  The intended ambit of the Ruling is not clear, however, and the Internal Revenue Service could take the view that the Ruling or the principles of the Ruling should apply to your Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

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“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the reference asset.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

o                 Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the bullish performance of the Australian dollar relative to the U.S. dollar and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative.  If the USDAUD exchange rate increases by more than 7.50% from the pricing date to the final valuation date, which would reflect a depreciation of the Australian dollar relative to the U.S. dollar, your investment will be fully exposed to the USDAUD currency exchange rate, and you may lose up to 100% of your investment in the Notes.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an

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instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  Additionally, the discussion of federal income taxes in this free writing prospectus provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be short-term capital gain if you properly make the election described above.  However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract with respect to the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income.  You should carefully review the tax section in this free writing prospectus and consult your tax advisor with any questions.

•                  Investing in the Notes is Not Equivalent to Investing Directly in the Australian dollar — You may receive a lower payment at maturity than you would have received if you had invested directly in the Australian dollar.  Additionally, the payment at maturity is based on the Reference Asset Return, which is based solely on the stated formula set forth above and not on any other formula that could be used to calculate currency returns.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  The Payment on Your Notes is Not Based on the USDAUD Exchange Rate at Any Time Other than the Final Valuation Date —The Reference Asset Return will be based solely on the USDAUD exchange rate as of the final valuation date relative to USDAUD exchange rate as of the pricing date (subject to adjustments as described in the prospectus supplement). Therefore, if the value of the Australian dollar relative to the U.S. dollar drops precipitously on the final valuation date, the payment on the Notes may be significantly less than it would otherwise have been had the payment been linked to the USDAUD exchange rate at a time prior to such drop. Although the value of the Australian dollar relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the USDAUD currency exchange rate at any time other than the final valuation date.

•                  Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Australian dollar relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes— In addition to the USDAUD exchange rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the USDAUD exchange rate;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally and in the markets of the Australian dollar and the U.S. dollar;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the reference asset from January 2, 2002 through April 9, 2012 (based on the daily, closing spot exchange rates from Bloomberg L.P.).  On April 9, 2012, such closing spot exchange rate of USDAUD was 0.9696.

We obtained the information below from Bloomberg, L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the USDAUD exchange rate on any day during the term of the Notes, including the final valuation date.  We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $5.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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